Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent petroleum engineers, we hereby consent to (i) the inclusion in this Current Report on Form 8-K of Talos Energy Inc. (the “Form 8-K”) of our report dated March 28, 2016, containing information relating to Talos Energy LLC’s estimated reserves as of December 31, 2015, and (ii) all references to our firm in the Form 8-K and to the incorporation by reference of said report in the Registration Statement on Form S-8 of Talos Energy Inc. (File No. 333-225058).

/s/ Ryder Scott Company, L.P.
RYDER SCOTT COMPANY, LP
TBPE Firm Registration No. F-1580

Houston, Texas

September 20, 2018